Exhibit 99.1

Monday 26 April 2010

For immediate release

Carphone Warehouse Group plc

Fourth quarter trading update

•                  Group Headline EPS c.8-8.4p to March 2010 (2009: 4.0p) with Q4 outperformance in Best Buy Mobile US

•                  Group share of Best Buy Europe’s net income to March 2010 c.£47m, ahead of recently upgraded £40m-£45m guidance range

•                  Best Buy Mobile US profit share c.£46m (2009: £8m), well ahead of initial guidance

•                  Best Buy Europe operating free cash inflow pre-‘Big Box’ of c. £170m vs £80m outflow last year

Carphone Warehouse is today giving its annual strategy update and financial guidance for the year to March 2011. The company is also providing indicative financials for the full year to March 2010 since, following the recent demerger, there will not be a preliminary results announcement this year. A full set of audited results will be posted on the company website in July.

Q4 2010 highlights

•                  Carphone Warehouse Europe like-for-like revenue +3.0% (constant currency)

•                  Carphone Warehouse Europe connections -2.9% (calendar adjusted)

•                  Best Buy Mobile US connections +34.2%

FY 2010 highlights (indicative)

•                  Carphone Warehouse Europe EBIT £114m (2009: £97m) with year-on-year margin improvement

•                  Best Buy Mobile US profit share £46m (2009: £8m)

•                  Best Buy UK (‘Big Box’) EBIT loss of £21m (2009: loss of £7m)

•                  Virgin Mobile France customer base 1.7m (2009: 1.1m) with Tele2 integration progressing well

Guidance for the year to March 2011

•                  Carphone Warehouse Europe like-for-like revenue growth 0-3%

•                  Carphone Warehouse Europe EBIT growth 15-20% with continued margin improvement

•                  Best Buy Mobile US connections and profit share growth 15-20%

•                  Best Buy Europe operating free cash flow before ‘Big Box’ £170m-£180m

•                  ‘Big Box’ operating loss £40m-£45m with further capex of £35m-£40m

•                  Group share of Best Buy Europe post-tax profit £47m-£50m

•                  Group share of Virgin Mobile France post-tax Headline profit c.£5m

•                  Group EPS year-on-year +40-45%

Charles Dunstone, Chairman, said:

“We have ended 2010 with another strong performance and given our third upgrade in six months. Best Buy Mobile US is out-performing even our expectations. Carphone Warehouse Europe continues to trade strongly with like-for-like revenue up 3.0% in the fourth quarter. Our full year results are ahead of expectations and our operating free cash flow is well ahead and represents a transformational improvement on the prior year.

“The demerger is now successfully completed, and we are moving into our next phase of growth. Our vision of the ‘Connected World’ resonates with customers, as do our principles of impartial advice and knowledgeable service. This Friday, we open our first UK Best Buy ‘Big Box’ store; Best Buy Mobile continues to show good potential in the US; Carphone Warehouse Europe continues to roll out its ‘Wireless World’ format; and Virgin Mobile France is now moving into profit.

“The macro environment will undoubtedly present challenges but we are well positioned in each of our businesses and we are targeting 40% to 45% EPS growth for our 2011 financial year with further strong cash generation in both of our joint ventures.”

Fourth quarter trading

Carphone Warehouse Europe

Overall connections were down 2.9% from 2.94m to 2.86m (or down 5.2% without adjusting for the comparable calendar quarter) reflecting the strong pre-pay driven comparative (connections in Q4 2009 +12%). However the quality of connections continues to improve with smartphone penetration driving an increase in revenue per connection. Quarter four like-for-like revenue growth on a constant currency basis was up 3.0% (up 1.8% at actual currency).

Best Buy Mobile US

Best Buy Mobile is performing strongly, demonstrating the appeal of its differentiated offer to US consumers. It delivered another impressive quarter with total connections up 34.2% to 1.43m (2009:1.07m).

Virgin Mobile France

Virgin Mobile France’s customer base is now 1.7m with net growth of 30,000 in the quarter. The business’ scale and efficiency enabled it to achieve both profitability and positive cash flow in this quarter. We continue to be on track to meet our medium term target of 2m customers. The Tele2 business has been migrated onto Virgin Mobile network terms and head office integration is well underway.

Indicative full year financials

Group

Group revenue and opex are in-line with expectations whilst EPS of c.8-8.4p (2009: 4.0p) is substantially ahead of guidance given at the start of the year and in January, reflecting the strong out-performance in Best Buy Europe. The Group had £100m of cash at March 2010 following demerger.

Best Buy Europe

Carphone Warehouse Europe delivered 18% EBIT growth to £114m (2009: £97m) reflecting good smart phone sales, strengthened gross margins and cost savings resulting from the reorganisation programme undertaken in the first half of 2009.

Best Buy Mobile US has had a transformational year and contributed £46m to Best Buy Europe’s EBIT, up from £8m last year, reflecting strong top line growth and operational leverage.

Opex investment in Best Buy UK (‘Big Box’) was £21m, broadly in-line with guidance.

The Group’s share of Best Buy Europe’s net income was c.£47m (2009: £28m), after interest of c.£16m (2009: £12m) and taxation of c.£28m (2009: £29m).

Operating free cash flow before ‘Big Box’ investment was c.£170m, reflecting reduced capex and much improved working capital. Best Buy Europe ended the year with net funds of £60m compared to net debt of £47m at March 2009.

Virgin Mobile France

The Group’s share of Virgin Mobile France (47.5% stake) was a £9m loss. Following the acquisition of Tele2 in December the synergies from this combination are beginning to have a meaningful impact on cash flow and profit contribution.

Outlook and guidance for the year to March 2011

As part of our presentation to analysts and investors today, we will be giving updated financial guidance for the coming year.  The key elements of this guidance are set out below.

Best Buy Europe

We anticipate a like-for-like revenue performance of +0-3% from the Carphone Warehouse Europe business, with gross margins continuing to strengthen. Space growth is expected to be 0-1%, with a flat to slightly lower overall store count offset by continued investment in our new, larger store format (over 100 ‘Wireless World’ stores by March 2011). We expect a further decline in revenue from Germany as the business continues to migrate from a service provision model to a more typical retail model.

At the EBIT level we expect 15-20% growth at Carphone Warehouse Europe, 15-20% growth in Best Buy Mobile profit share and a loss of £40m-£45m for Best Buy UK (‘Big Box’).

We expect the interest charge to be similar to the year to March 2010, and the effective tax rate to be 24-25%.

Reflecting the increased investment in launching Best Buy ‘Big Box’ stores and the cost of the debt facilities, we expect the overall post-tax share of profits from Best Buy Europe to be in the £47m - £50m range.

We expect Carphone Warehouse Europe and Best Buy Mobile US to generate operating free cash flow of approximately £170m-£180m, reflecting capex of £70m-£80m and working capital absorption of £20m-£30m. In addition to operating cash costs, Best Buy Europe plans to invest a further £35m-£40m in ‘Big Box’ capex in 2010-11. Working capital absorption in the ‘Big Box’ business is expected to be minimal.

Virgin Mobile France

Proforma annualised revenue for FY 2010, including Tele2, was c.€350m. We expect this to grow by 10-15% in FY 2011. The target EBIT margin for FY 2011 is 5% to 6% with a year-end run-rate of closer to 10%, both pre amortisation of acquisition intangibles arising on the Tele2 deal. We expect the group share of Virgin Mobile France post-tax Headline profit to be c.£5m.

PLC costs

We expect an increase of £2m-3m in PLC costs from c.£6m in FY 2010 reflecting the move from a share of ‘old’ Carphone Warehouse PLC infrastructure to a standalone PLC position. We expect that PLC cash costs will be substantially covered by rental income and interest income.

Dividend policy

As previously indicated, the Group does not expect to pay dividends in the short-term, as it is anticipated that cash generated by its principal investments will be reinvested to drive further growth.

Presentation

There is a presentation for investors and analysts on Group strategy and guidance for the coming year at The Hilton Dartford Bridge Hotel, DA2 6QF, starting at 9.30am this morning.  The dial-ins are:
UK: +44 (0)20 7806 1950
USA: +1 212 444 0412
Confirmation Code: 3917348#

Replay Details (1 week):
UK: +44 (0)20 7111 1244
USA: +1 347 366 9565
Confirmation Code: 3917348#

The event will be audio webcast live at www.cpwplc.com.

Next announcement

The Group will publish its Q1 trading update on 28 July 2010.

For further information

For analyst and institutional enquiries

Roger Taylor, CEO	07715 170 090
Nigel Langstaff, CFO	07802 210 248
Kate Ferry, IR Director	07748 933 206

For media enquiries
Shane Conway, Corporate PR Manager	07932 199 659

Anthony Carlisle (Citigate Dewe Rogerson)	07973 611 888
020 7638 9571

Best Buy Europe

Like-for-like revenue

	13 weeks to 3 April 2010
	Constant currency	Actual currency
Revenue	3.0%	1.8%

Connections (000s)

	13 weeks to 3 April 2010			52 weeks to 3 April 2010
	2010	2009	% change	2010	2009	% change
Carphone Warehouse Europe
- against comparable period*	2,861	2,945	(2.9)%	12,496	12,469	0.2%
- against reported 52 weeks	2,861	3,019	(5.2)%	12,496	12,463	0.3%

Best Buy Mobile US	1,430	1,066	34.2%	5,505	4,224	30.3%

*2008-09 was a 53 week period for Carphone Warehouse Europe; the comparable calendar results are weeks 2 to 53 rather than weeks 1 to 52

Store numbers

	As at 3 April 2010
	2010	2009	% change
Carphone Warehouse Europe
Own stores	2,224	2,240	(0.7)%
Franchises	206	219	(5.9)%
Total stores	2,430	2,459	(1.2)%

Best Buy Mobile US
SWAS (store within a store)	1,070	1,023	4.6%
SAS (standalone store)	77	39	97.4%
Total stores	1,147	1,062	8.0%

Virgin Mobile France

Customer base (000s)

	As at 31 March 2010
	2010	2009*	% change
Total base	1,715	1,114	53.9%

*2009 excluded Tele2 customer base